Exhibit 99.2
PROXY/VOTING INSTRUCTION CARD
PROCENTURY CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors of ProCentury Corporation for the
Special Meeting of Shareholders to be held on [______], 2008
The undersigned, revoking all prior proxies, hereby appoint(s) Edward F. Feighan, Erin E. West and Nicholas Z. Alexander, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all common shares of ProCentury Corporation (“ProCentury”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of ProCentury to be held at [_______________], on [______], [_________], 2008 at [____].m., local time, and at any adjournment or postponement thereof (the “Meeting”). Receipt of Notice of Special Meeting of Shareholders and the Joint Proxy Statement—Prospectus dated [______], 2008 is hereby acknowledged.
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting.

Dated:	, 2008
Signature(s) of Shareholder(s)
Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to [National City Bank, P.O. Box 535300, Pittsburgh, PA 15253], so your shares will be represented at the Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.
Please fold and detach card at perforation before mailing.

PROCENTURY CORPORATION	PROXY/VOTING INSTRUCTION CARD
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted “FOR” the proposal described in Item 1, “FOR” the proposal described in Item 2 and with discretionary authority on all other matters unknown by ProCentury a reasonable time prior to the solicitation of proxies that may properly come before the Meeting or any adjournment or postponement thereof.
This proxy may be revoked at any time before it is voted by: (i) sending to ProCentury before the Meeting a written notice of revocation bearing a later date than this proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to ProCentury at or before the Meeting or (iii) giving notice of revocation at the Meeting. Attendance at the Meeting will not, without any further action on your part, constitute revocation of this proxy. If this proxy is properly revoked as described above, then the power of the proxies shall be deemed terminated and of no further force and effect.
1.	The approval and adoption of the Agreement and Plan of Merger, dated as of February 20, 2008 (the “Merger Agreement”), by and among Meadowbrook Insurance Group, Inc., MBKPC Corp. and ProCentury Corporation and approval of the transactions it contemplates.
☐ FOR            ☐ AGAINST            ☐ ABSTAIN
2.	The approval to adjourn or postpone the Meeting in the event that an insufficient number of shares is present in person or by proxy to approve and adopt the Merger Agreement and approve the transactions it contemplates.
☐ FOR            ☐ AGAINST            ☐ ABSTAIN
3.	In accordance with their discretion, the named proxies are authorized to vote upon such other business unknown by ProCentury a reasonable time prior to the solicitation of proxies as may properly come before the Meeting or any adjournment or postponement thereof.
(CONTINUED ON REVERSE SIDE)

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